Exhibit 7.04

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this "Agreement") is made and entered into as of August 27, 2024 by and among TechPrint Holdings, LLC, a Delaware limited liability company ("Parent"), and certain stockholders of Arc Documents Solutions, Inc., a Delaware corporation (the "Company"), listed on Schedule A attached hereto (each, a "Rollover Stockholder" and collectively, the "Rollover Stockholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, TechPrint Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as the surviving corporation and a wholly-owned Subsidiary of Parent;

WHEREAS, each Rollover Stockholder is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of (a) such shares of common stock, par value $0.001 per share, of the Company (the "Company Shares"), (b) Company Options, and (c) Company RSAs, in each case, as set forth opposite such Rollover Stockholder's name on Schedule A;

WHEREAS, pursuant to Section 4.3(a)(iii) and Section 4.3(b)(i) of the Merger Agreement, promptly after the Effective Time, such Company Options and Company RSAs shall be converted into a certain number of shares of Surviving Corporation Common Stock (as applicable, the "Converted Option Shares" and the "Converted RSA Shares") issuable to the Rollover Stockholders;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Stockholders desire to contribute the Company Shares, the Converted Option Shares, and the Converted RSA Shares (collectively, the "Rollover Shares") to Parent in exchange for common units of Parent (the "Parent Units");

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Stockholders are entering into this Agreement; and

WHEREAS, the Rollover Stockholders acknowledge that Parent, the Company, and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Stockholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Rollover Stockholders hereby agree as follows:

1. Contribution of Rollover Shares.

(a) Subject to the conditions set forth herein, immediately prior to the Effective Time, and without further action by the Rollover Stockholders, all of each Rollover Stockholder's right, title and interest in and to the Company Shares shall be contributed, assigned, transferred and delivered to Parent.

(b) Subject to the conditions set forth herein, immediately after the issuance of the Converted Option Shares and the Converted RSA Shares to the Rollover Stockholders, which shall occur promptly after the Effective Time, and without further action by the Rollover Stockholders, all of each Rollover Stockholder's right, title and interest in and to the Converted Option Shares and the Converted RSA Shares shall be contributed, assigned, transferred and delivered to Parent.

2. Issuance of Parent Units. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent, pursuant to Section 1, Parent shall issue Parent Units in the name of each Rollover Stockholder (or, if designated by such Rollover Stockholder in writing, in the name of an affiliate of such Rollover Stockholder) in the amount set forth in the books and records of Parent. Each Rollover Stockholder hereby acknowledges and agrees that (a) delivery of such Parent Units shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent and Parent with respect to the applicable Rollover Shares, and (b) on receipt of such Parent Units, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

3. Closing. Subject to (i) the satisfaction (or waiver) of all of the conditions applicable to Parent's obligation to close the transactions contemplated by the Merger Agreement as set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Debt Financing Commitment having been funded or the Lenders having confirmed that the Debt Financing Commitment will be funded at Closing upon delivery of a drawdown notice and notice from Parent that the Equity Financing Commitment will be funded at Closing, (iii) the substantially concurrent receipt by Parent of the Equity Investment Commitment, (iv) Parent being required to effect the Closing pursuant to Section 1.2 of the Merger Agreement and (v) the Company having irrevocably notified Parent in writing that the Company is ready, willing and able to consummate, and will consummate, the Closing in accordance with the terms of the Merger Agreement and, if the Debt Financing Commitment and Equity Investment Commitment are funded, the Company shall take such actions that are required of it by the Merger Agreement to consummate the Closing, as of such date, pursuant to the terms of the Merger Agreement, the closing of the contribution and exchange contemplated:

(a) under Section 1(a) shall take place immediately prior to the Effective Time (the "Company Shares Closing"); and

(b) under Section 1(b) shall take place immediately after the issuance of the Converted Option Shares and the Converted RSA Shares to the Rollover Stockholders, which shall

occur promptly after the Effective Time (together with the Company Shares Closing, the "Contribution Closings").

4. Deposit of Rollover Shares. As promptly as practicable (but in no event more than ten Business Days) following the execution of this Agreement, the Rollover Stockholders and any agent of the Rollover Stockholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in "street name") shall deliver or cause to be delivered to Parent as applicable, (a) all Certificates representing Rollover Shares being contributed to Parent, duly endorsed for transfer or with executed stock powers for disposition in accordance with the terms of this Agreement or (b) such documentation requested by the Company's transfer agent in order to cause the transfer of the Rollover Shares to Parent as contemplated by this Agreement (all such documents required under (a) or (b), the "Share Documents").

5. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Stockholders evidences, subject to Section 8 and the proviso in Section 20, the irrevocable election and agreement by the Rollover Stockholders to contribute their respective Rollover Shares in exchange for Parent Units at the Contribution Closings, as applicable, on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Stockholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Stockholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than the Voting Agreement) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Stockholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Stockholder covenants and agrees, severally and not jointly, that such Rollover Stockholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares, Company Options and/or Company RSAs with respect to which beneficial ownership is acquired by such Rollover Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares, Company Options and/or Company RSAs shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6. Representations and Warranties of the Rollover Stockholders. To induce Parent to accept the Rollover Shares and issue the Parent Units, each Rollover Stockholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closings, as applicable, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Stockholder is the beneficial owner of, and has good and valid title to, the Rollover Shares (assuming all Company Options and Company RSAs are exercised and vested, as applicable, in full), free and clear of Liens other than as created by this Agreement, the Voting Agreement and the Equity Commitment Letter. Such Rollover Stockholder has sole voting power, sole power of disposition, sole power to demand dissenter's rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the State of Delaware and the terms of this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Stockholder does not own, beneficially or of record, any direct or indirect securities of the Company. The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement. Such Rollover Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. Each such Rollover Stockholder which is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Rollover Stockholder who is a natural Person has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Rollover Stockholder is married, and any of the Rollover Shares of such Rollover Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Stockholder's spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Stockholder's spouse, enforceable against such Rollover Stockholder's spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or

approval of, any Governmental Authority is necessary on the part of such Rollover Stockholder for the execution, delivery and performance of this Agreement by such Rollover Stockholder or the consummation by such Rollover Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Stockholder nor the consummation by such Rollover Stockholder of the transactions contemplated hereby, nor compliance by such Rollover Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Stockholder pursuant to any Contract to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any property or asset of such Rollover Stockholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Stockholder or any of such Rollover Stockholder's properties or assets.

(d) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Stockholder or, to the knowledge of such Rollover Stockholder, any other Person or, to the knowledge of such Rollover Stockholder, threatened against any Rollover Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Stockholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Rollover Stockholder's execution and delivery of this Agreement and the representations and warranties of such Rollover Stockholder contained herein.

(f) Receipt of Information. Such Rollover Stockholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Units. Such Rollover Stockholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Stockholder's representations and warranties in this Agreement and the transactions contemplated hereby.

7. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Stockholder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Parent and the Rollover Stockholders (subject to the proviso in Section 20), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting

creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent's properties or assets.

(c) Issuance of Parent Units. The Parent Shares will be duly authorized, validly issued, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closings, as applicable, by all of the Rollover Stockholders) when issued.

8. Termination. This Agreement, and the obligation of the Rollover Stockholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the termination of the Merger Agreement in accordance with Section 8.1 thereof. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closings have already taken place, then Parent shall promptly return the Share Documents to the Rollover Stockholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Stockholder to the position he, she, or it was in with respect to ownership of the Company's Shares prior to the Contribution Closings.

9. Further Assurances. Each Rollover Stockholder hereby covenants that, from time to time, such Rollover Stockholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares.

10. Amendments and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.

11. Waiver. No failure or delay of any party or of the Company in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of

any other right or power. Any agreement on the part of a party or the Company to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or the Company.

12. Survival of Representations and Warranties. All representations and warranties of the Rollover Stockholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Stockholders, and the issuance of the Parent Units.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Rollover Stockholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to a Rollover Stockholder, in accordance with the contact information set forth next to such Rollover Stockholder's name on Schedule A.

(ii) If to Parent:

ARC Document Solutions, Inc.
c/o TechPrint Holdings, LLC
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Kumarakulasingam Suriyakumar
Email: suriyakumars@icloud.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067
Attention: Terrence R. Allen
Email: tallen@loeb.com

14. Entire Agreement. This Agreement (together with the Merger Agreement, the Voting Agreement, the Equity Commitment Letter and, with respect to Kumarakulasingam Suriyakumar, the Guarantee) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

15. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement. The parties hereby agree that the Company is an express third-party beneficiary hereof and shall, and the Special Committee acting on the Company's behalf shall, have the right directly to enforce specifically the terms and provisions of this Agreement against Parent and the Rollover Stockholders.

16. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties to this Agreement (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties to this Agreement (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties to this Agreement that many directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder in any court other than the Chosen Courts. Each party to this Agreement hereby irrevocably consents to the service of process of any of the Chosen Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 13, such service to become effective ten (10) days after such mailing.

(b) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(b).

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation

of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

18. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.

19. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Stockholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

21. Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

TECHPRINT HOLDINGS, LLC

By:______________________________________

Name: Kumarakulasingam Suriyakumar

Title: Manager

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

____

Kumarakulasingam Suriyakumar

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

Dilantha Wijesuriya

____

Dilantha Wijesuriya

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

____

Jorge Avalos

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

Rahul Roy

____

Rahul Roy

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

Sujeewa Sean Pathiratne

____

Sujeewa Sean Pathiratne

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

____
Kumarakulasingam Suriyakumar, as Trustee of
Suriyakumar Family Trust

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

Shiyulli Suriyakumar

____

Shiyulli Suriyakumar, as Trustee of Shiyulli Suriyakumar 2013 Irrevocable Trust

IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER STOCKHOLDERS:

Seiyonne Suriyukumar

____

Seiyonne Suriyukumar, as Trustee of Seiyonne Suriyukumar 2013 Irrevocable Trust

Schedule A

Rollover Stockholder Name and Address	Company Shares	Company Options	Company RSAs
Kumarakulasingam Suriyakumar ARC Document Solutions, Inc. c/o Kumarakulasingam Suriyakumar 12657 Alcosta Blvd., Suite 200 Sam Ramon, California 94583 Attention: Kumarakulasingam Suriyakumar Email: suriyakumars@icloud.com	1,722,244	450,000	100,000
Dilantha Wijesuriya ARC Document Solutions, Inc. c/o Dilantha Wijesuriya 12657 Alcosta Blvd., Suite 200 Sam Ramon, California 94583 Attention: Dilantha Wijesuriya Email: diloarc@gmail.com	690,652	1,294,101	135,001
Jorge Avalos ARC Document Solutions, Inc. c/o Jorge Avalos 12657 Alcosta Blvd., Suite 200 Sam Ramon, California 94583 Attention: Jorge Avalos Email: javalos1976@yahoo.com	378,410	721,686	174,937
Rahul Roy ARC Document Solutions, Inc. c/o Rahul Roy 12657 Alcosta Blvd., Suite 200 Sam Ramon, California 94583 Attention: Rahul Roy Email: nuser2120@gmail.com	332,500	364,000	135,001

Sujeewa Sean Pathiratne Sujeewa Sean Pathiratne 5727 Poppy Hills Place San Jose, California 95138 Email: seanpathi88@gmail.com	443,274	0	0
Suriyakumar Family Trust ARC Document Solutions, Inc. c/o Suriyakumar Family Trust 12657 Alcosta Blvd., Suite 200 Sam Ramon, California 94583 Attention: Kumarakulasingam Suriyakumar Email: suriyakumars@icloud.com	1,732,171	0	0
Shiyulli Suriyakumar 2013 Irrevocable Trust Shiyulli Suriyakumar 2013 Irrevocable Trust P.O. Box 825 Diablo, California 94528 Email: shiyulli.suriyakumar@gmail.com	500,000	0	0
Seiyonne Suriyukumar 2013 Irrevocable Trust Seiyonne Suriyukumar 2013 Irrevocable Trust P.O. Box 825 Diablo, California 94528 Email: seiyonne.suriyakumar@gmail.com	500,000	0	0